Exhibit 2.1

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”), dated as of March 22, 2004, by and between MortgageIT, Inc., a New York corporation (“MIT”) and MortgageIT Holdings, Inc., a Maryland corporation (“MIT Holdings”).

W I T N E S S E T H :

WHEREAS, MIT was incorporated under the laws of the State of New York on February 22, 1999 under the name “MIT DOT COM, Inc.;

WHEREAS, MIT Holdings was incorporated under the laws of the State of Maryland on March 17, 2004;

WHEREAS, MIT Acquisition Corp. (“Acquisition Corp.”) will be incorporated under the laws of the State of New York by MIT Holdings as a wholly owned subsidiary;

WHEREAS, MIT Holdings intends to qualify as a real estate investment trust for U.S. federal income tax purposes;

WHEREAS, the parties to this Agreement have agreed to engage in a reorganization, as a result of which MIT Holdings will become the new parent company and own 100% of the outstanding capital stock of MIT;

WHEREAS, in order to effectuate the proposed reorganization, the respective boards of directors of MIT and MIT Holdings deem it advisable and in the best interests of each corporation to merge Acquisition Corp. with and into MIT, with MIT as the surviving corporation (the “Merger”), subject to the terms and conditions hereof;

WHEREAS, pursuant to the Merger, shares of MIT Capital Stock (as defined herein), will be converted into the right to receive shares of MIT Holdings Common Stock (as defined herein), or, under limited circumstances, cash as provided in this Agreement;

WHEREAS, the respective boards of directors of MIT and MIT Holdings have each approved the Merger, and MIT Holdings, in its capacity as the sole stockholder of Acquisition Corp., will approve the Merger and adopt this Agreement;

WHEREAS, the consummation of the Merger requires, among other things, the approval of the Merger by the holders of the requisite number of shares of the MIT Voting Stock (as defined herein);

WHEREAS, as a condition and inducement to MIT Holdings’ willingness to enter into this Agreement, certain MIT stockholders (the “Designated Stockholders”) are entering into irrevocable voting agreements dated as of the date hereof in the form of Annex A hereto (the “Voting Agreements”), pursuant to which the Designated Stockholders have, among other things, provided written consents approving the Merger and representing their status as “accredited investors” as defined in Rule 501(a) under the Securities Act of 1933, as amended (the

“Securities Act”), by signing a stockholder representations certificate (such stockholders that have signed a stockholder representations certificate being referred to as “Accredited Stockholders”);

WHEREAS, as a condition and inducement to MIT Holdings’ willingness to enter into this Agreement, the Designated Stockholders are entering into an amendment, dated as of the date hereof, to the Second Amended and Restated Shareholders’ Agreement, dated as of June 7, 2001, between MIT and the stockholders named therein, as amended (the “Shareholders’ Agreement”), in the form of Annex B hereto pursuant to which the prohibitions on Designated Stockholders from entering into voting agreements and similar arrangements will be amended (i) to specifically exclude the Voting Agreements and (ii) provide that the Shareholders’ Agreement will be automatically terminated and of no further force or effect at the Effective Time (as defined herein); and

WHEREAS, MIT Holdings (i) will cause Acquisition Corp. to be organized as a direct subsidiary of MIT Holdings immediately subsequent to the date hereof and to execute a supplement to this Agreement, in substantially the form of Annex C attached hereto pursuant to which Acquisition Corp. shall become a party hereto and (ii) will cause Acquisition Corp. to take any action necessary to effect the Merger in accordance with the terms of this Agreement;

WHEREAS, either concurrently with the Merger or immediately thereafter, MIT Holdings intends to make an initial public offering (the “IPO”) of its common stock, $0.01 par value per share (“MIT Holdings Common Stock”);

WHEREAS, it is intended that for U.S. federal income tax purposes, the Merger will qualify as a reorganization and this Agreement will constitute a “plan of reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.

NOW, THEREFORE, in furtherance of the foregoing, the parties agree as follows:

ARTICLE I.

Merger

Section 1.1             Merger.    Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”), Acquisition Corp. shall be merged with and into MIT at the Effective Time.  Following the Effective Time, the separate corporate existence of Acquisition Corp. shall cease, and MIT shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of Acquisition Corp. in accordance with the NYBCL.

Section 1.2             Effective Time.    Subject to the provisions of this Agreement, following the satisfaction or waiver of the conditions set forth in Article V, the parties shall duly prepare, execute and file a certificate of merger (the “Certificate of Merger”) in accordance with Section 904 of the NYBCL with the Department of State of the State of New York, provided, however, it is agreed and understood that the filing of the Certificate of Merger shall occur simultaneously or immediately prior to the consummation of the IPO. The Merger shall become effective upon the filing of the Certificate of Merger or at such later time reflected in such Certificate of Merger as shall be agreed to by MIT and MIT Holdings, but shall not be later than simultaneously or immediately prior to consummation of the IPO.  The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time.”

Section 1.3             Organizational Documents.    The restated certificate of incorporation (the “MIT Certificate of Incorporation”) and the bylaws of MIT in effect immediately prior to the Effective Time shall become the certificate of incorporation and bylaws of the Surviving Corporation until thereafter amended as provided therein or by the NYBCL.

Section 1.4             Directors; Officers.    The directors and officers of MIT immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation from and after the Effective Time and shall hold office until the earlier of their resignations or removal or their respective successors are duly elected or appointed and qualified in the manner provided for in the certificate of incorporation of the Surviving Corporation, or as otherwise provided by the NYBCL.

Section 1.5             Effects of the Merger.    At and after the Effective Time, the Merger shall have the effects set forth in Section 906 of the NYBCL.

ARTICLE II.

Merger Consideration; Exchange Procedures

Section 2.1             Class A Common Stock, Class B Common Stock and Series A Preferred Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Class A Common Stock (as defined herein), each share of Class A Common Stock issued and outstanding immediately prior to the Effective Time and held by an Accredited Stockholder (each a “Qualifying Share of Class A Common Stock”), other than shares held by holders who have properly exercised their dissenters’ rights under the NYBCL with respect to the Merger (“Dissenting Shares”), will convert automatically into the right to receive a number of  validly issued, fully paid and non-assessable shares of MIT Holdings Common Stock as determined by the Class A Common Stock Exchange Ratio (as defined herein).

(b)         Pursuant to the MIT Certificate of Incorporation, each share of Class B Common Stock (as defined herein) issued and outstanding immediately prior to the Effective Time will convert automatically into one share of Class A Common Stock immediately prior to the Effective Time, and each holder will receive the same consideration per share as the holders of Class A Common Stock provided in Section 2.1(a).

(c)          (i) At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Series A Preferred Stock (as defined herein), each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time will be treated as if its were converted into Equivalent Shares of Class A Common Stock (as defined below) pursuant to the terms of the MIT Certificate of Incorporation.  For purposes of this Agreement, the term “Equivalent Shares of Class A Common Stock” shall mean:

(A)                              one share of Class A Common Stock shall be deemed to be issued for each share of Series A Preferred Stock held; and
(B)                                one share of Class A Common Stock shall be deemed to be issued for each $1.00 of dividends in arrears which is payable on each share of Series A Preferred Stock held through the Effective Time.

(ii)           At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Series A Preferred Stock, each Equivalent Share of Class A Common Stock that, immediately prior to the Effective Time, is deemed held by a holder of Series A Preferred Stock who is an Accredited Investor, except for Dissenting Shares, will be treated as a Qualifying Share of Class A Common Stock and will convert automatically into the right to receive a number of validly issued, fully paid and non-assessable shares of MIT Holdings Common Stock as determined by the Class A Common Stock Exchange Ratio.

(d)         Each Qualifying Share of Class A Common Stock shall be exchanged for a number of shares of MIT Holdings Common Stock (the “Class A Common Stock Exchange Ratio”) equal to the quotient of:

(i)            The quotient (the “Class A Per Share Value”) of:

(A)                              $87.5 million minus the sum of (1) the Series B Aggregate Value (as defined herein); and (2) the Series C Aggregate Value (as defined herein); and
(B)                                the number of shares of Class A Common Stock outstanding at the Effective Time, which number shall include:
(1)                                  all shares of Class A Common Stock that would be issued upon conversion of each outstanding share of Class B Common Stock (excluding shares of Class B Common Stock issued pursuant to the exercise of MIT Stock Options (as defined herein) subsequent to the date of this Agreement); and
(2)                                  all Equivalent Shares of Class A Common Stock deemed to be held by holders of the outstanding shares of Series A Preferred Stock pursuant to Section 2.1(c) hereof; and

(ii)           The price per share (the “IPO Price Per Share”) of the MIT Holdings Common Stock in the IPO.

(e)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Class A Common Stock and Series A Preferred Stock, shares of Class A Common Stock and Series A Preferred Stock held by holders who are not Accredited Stockholders, except for Dissenting Shares, will convert automatically into the right to receive a cash payment (the “Cash Consideration”) in an amount equal to the Class A Per Share Value for: (i) in the case of holders of Class A Common Stock, each share of Class A Common Stock held; or (ii) in the case of holders of Series A Preferred Stock, each Equivalent Share of Class A Common Stock deemed to be held by such holder pursuant to Section 2.1(c) hereof.

Section 2.2             Conversion of Series B Preferred Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Series B Preferred Stock (as defined herein), each share of Series B Preferred Stock issued and outstanding immediately prior to the Effective Time and held by an Accredited Stockholder (each a “Qualifying Share of Series B Preferred Stock”), other than Dissenting Shares, will convert automatically into the right to receive a number of validly issued, fully paid and non assessable shares of MIT Holdings Common Stock, as determined pursuant to the Series B Preferred Stock Exchange Ratio (as defined herein).

(b)         Each Qualifying Share of Series B Preferred Stock shall be exchanged for a number of shares of MIT Holdings Common Stock (the “Series B Preferred Stock Exchange Ratio”) equal to the quotient of:

(i)            The quotient (the “Series B Per Share Value”) of:

(A)                              the sum (“Series B Aggregate Value”) of the aggregate issue price of the Series B Preferred Stock of $28,234,025, plus the aggregate dividends in arrears which are payable on the Series B Preferred Stock through the Effective Time; and
(B)                                the number of shares of Series B Preferred Stock outstanding (including the effect of any applicable anti-dilution adjustments) at the Effective Time; and

(ii)           The IPO Price Per Share.

(c)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Series B Preferred Stock, shares of Series B Preferred Stock held by holders who are not Accredited Stockholders, except for Dissenting Shares, will convert automatically into the right to receive a cash payment in an amount equal to the Series B Per Share Value for each share of Series B Preferred Stock held by such holders.

Section 2.3             Conversion of Series C Preferred Stock.

(a)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of Series C Preferred Stock (as defined herein), each share of Series C

Preferred Stock issued and outstanding immediately prior to the Effective Time and held by an Accredited Stockholder (each a “Qualifying Share of Series C Preferred Stock”), other than Dissenting Shares, will convert automatically into the right to receive a number of validly issued, fully paid and non assessable shares of MIT Holdings Common Stock, as determined pursuant to the Series C Preferred Stock Exchange Ratio (as defined herein).

(b)         Each Qualifying Share of Series C Preferred Stock shall be exchanged for a number of shares of MIT Holdings Common Stock (the “Series C Preferred Stock Exchange Ratio”) equal to the quotient of:

(i)            The quotient (the “Series C Per Share Value”) of:

(A)                              the sum (“Series C Aggregate Value”) of the aggregate issue price of the Series C Preferred Stock of $10,745,345, plus the aggregate dividends in arrears which are payable on the Series C Preferred Stock through the Effective Time; and
(B)                                the number of shares of Series C Preferred Stock outstanding (including the effect of any applicable anti-dilution adjustments) at the Effective Time; and

(ii)           The IPO Price Per Share.

(c)          At the Effective Time, by virtue of the Merger and without any action on the part of the holders of shares of Series C Preferred Stock, shares of Series C Preferred Stock held by holders who are not Accredited Stockholders, except for Dissenting Shares, will convert automatically into the right to receive a cash payment in an amount equal to the Series C Per Share Value for each share of Series C Preferred Stock held by such holders.

Section 2.4             Conversion of Acquisition Corp. Common Stock.  All shares of Acquisition Corp. common stock issued and outstanding immediately prior to the Effective Time will convert automatically into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

Section 2.5             No Fractional Shares.  Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of MIT Holdings Common Stock shall be issued in the Merger.  Each holder of MIT Capital Stock who otherwise would have been entitled to a fraction of a share of MIT Holdings Common Stock (after taking into account all Certificates (as defined herein) delivered by such holder) shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the IPO Price Per Share, rounded to the nearest whole cent.  No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

Section 2.6             Treatment of Existing MIT Stock Options.

(a)          MIT and MIT Holdings shall take all actions necessary to provide that, immediately prior to the Effective Time (i) each outstanding option to purchase shares of Class B Common Stock of MIT (an “MIT Stock Option”) granted under MIT’s Amended and Restated 2001 Stock Option Plan (the “MIT Option Plan”), whether or not then exercisable or vested, shall become fully exercisable and vested, (ii) each MIT Stock Option which is then outstanding shall be cancelled and (iii) in consideration of such cancellation, and except to the extent that MIT or MIT Holdings and the holder of any such MIT Stock Option otherwise agree, MIT Holdings shall pay to such holders of MIT Stock Options a cash payment equal to the product of (i) the total number of shares of Class B Common Stock previously subject to such MIT Stock Options and (ii) the excess of the Cash Consideration over the exercise price per share subject to such MIT Stock Options, subject to any required withholding of taxes.  The foregoing (i) shall be subject to the obtaining of any necessary consents of holders of MIT Stock Options and the making of any necessary amendments to the MIT Option Plan, it being agreed that MIT and MIT Holdings will use their best efforts to obtain any such consents and make any such amendments, and (ii) shall not require any action which violates the MIT Option Plan.  Any payment to the holders of MIT Stock Options contemplated by this Section 2.6 may be withheld in respect of any MIT Stock Option until any necessary consents or releases are obtained.

(b)         The MIT Option Plan shall terminate as of the Effective Time and MIT shall use all reasonable efforts to ensure that following the Effective Time, no holder of MIT Stock Options or any participant in the MIT Option Plan shall have any right thereunder to acquire any equity securities of MIT Holdings, the Surviving Corporation or any subsidiary thereof.

Section 2.7             Dissenters’ Rights.  Each holder of MIT Voting Stock shall be entitled to dissent from the Merger and obtain the fair value of such shares of MIT Voting Stock in accordance with Section 910 of the NYBCL.  Notwithstanding anything to the contrary contained in this Agreement, Dissenting Shares shall not be converted into or be exchangeable for the right to receive shares of MIT Holdings Common Stock unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost his right to dissent from the Merger under the NYBCL.  If  any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, shares of MIT Holdings Common Stock.

Section 2.8             Rights as Stockholders.  At the Effective Time, holders of MIT Capital Stock shall cease to be, and shall have no rights as, stockholders of MIT other than to receive the consideration provided under this Article II.

Section 2.9             Exchange.   As soon as practicable after the Effective Time, and in no event later than ten (10) business days thereafter, MIT Holdings shall mail to each holder of record of a certificate (“Certificate”) representing shares of MIT Capital Stock, a form letter of transmittal (which shall specify that delivery shall be effectuated, and risk of loss and title to Certificates shall pass, only upon delivery of the Certificates to MIT Holdings) and instructions for use in effectuating the surrender of the Certificates in exchange for certificates representing the shares of MIT Holdings Common Stock or cash.  Upon proper surrender of a Certificate for exchange and cancellation to MIT Holdings, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefore a certificate representing the number of shares of MIT Holdings Common Stock, if any, to which such holder shall have become entitled pursuant to the provisions of Article I hereof or cash.  No interest will be paid or accrued on the cash to be received in the Merger, if any, the cash to be paid in lieu of fractional shares and the cash to be paid with respect to unpaid dividends and distributions, if any, payable to holders of Certificates.

Section 2.10           Dividends.    No dividends or other distributions with a record date after the Effective Time with respect to shares of MIT Holdings Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of MIT Holdings Common Stock represented by such Certificate, if any.

Section 2.11           Other Names.    If any certificate representing shares of MIT Holdings Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to MIT Holdings in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of MIT Holdings Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of MIT Holdings that such tax has been paid or is not payable.

Section 2.12           No Further Transfers.    At or after the Effective Time, there shall be no transfers on the stock transfer books of MIT of the shares of MIT Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to MIT Holdings, they shall be cancelled and exchanged for as provided in this Article II.

Section 2.13           Lost Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by MIT Holdings, the posting by such person of a bond in such amount as MIT Holdings may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, MIT Holdings will issue, in exchange for such lost, stolen or destroyed Certificate, shares of MIT Holdings Common Stock or cash and dividends and other distributions on shares of MIT Holdings Common Stock deliverable in respect thereof, if any, pursuant to this Agreement.

Section 2.14           Withholding Rights.    Each of the Surviving Corporation and MIT Holdings shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of MIT Capital Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law or order. To the extent that amounts are so withheld by the Surviving Corporation or MIT Holdings, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of a Certificate in respect of which such deduction and withholding was made by the Surviving Corporation or MIT Holdings, as the case may be.

ARTICLE III.

Representation and Warranties

Section 3.1             Representations and Warranties of MIT.  MIT represents and warrants to MIT Holdings and Acquisition Corp. as follows:

(a)          Each of MIT and each of its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the financial condition, results of operations or business (a “Material Adverse Effect”) of MIT, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdiction where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MIT.

(b)         All the outstanding shares of capital stock of, or other equity interests in, each subsidiary of MIT have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by MIT, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively “Liens”) and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.  As of the date of this Agreement, neither MIT nor any of its subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than subsidiaries) that is or would reasonably be expected to be material to MIT and its subsidiaries taken as a whole.

(c)          As of the date of this Agreement, the authorized capital stock of MIT consisted of: (i) 24,250,000 shares of MIT Class A common stock, par value $0.01 per share (the “Class A Common Stock”), of which 6,250,000 shares were issued and outstanding; (ii) 7,500,000 shares of Class B non-voting common stock, par value $0.01 per share (the “Class B Common Stock”), of which 377,046 shares were issued and outstanding; (iii) 22,000,000 shares of preferred stock, par value $0.01 per share, and (A) 6,250,000 of such shares are designated as Series A convertible preferred stock (the “Series A Preferred Stock”), of which 6,250,000 shares were issued and outstanding; (iv) 7,000,000 of such shares are designated as Series B convertible preferred stock (the “Series B Preferred Stock”), of which 4,401,170 shares were issued and outstanding; and (v) 6,500,000 of such shares are designated as Series C convertible preferred stock (the “Series C Preferred Stock,” and together with the Series A Preferred Stock and Series B Preferred Stock, the “Preferred Stock”), of which 4,431,803 shares were issued and outstanding.  The Preferred Stock and the Class A Common Stock are collectively referred to as the “MIT Voting Stock,” and the MIT Voting Stock and the Class B Common Stock are collectively referred to as the “MIT Capital Stock.”

(d)         MIT has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIT and no other corporate proceedings on the part of MIT are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by MIT and constitutes a valid and binding agreement of MIT, enforceable against MIT in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.2             Representations and Warranties of MIT Holdings and Acquisition Corp.  MIT Holdings and Acquisition Corp. represent and warrant to MIT as follows:

(a)          Each of MIT Holdings and Acquisition Corp. is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MIT Holdings, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdiction where the failure so to qualify or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on MIT Holdings.

(b)         All the outstanding shares of capital stock of Acquisition Corp. has been validly issued and are fully paid and nonassessable and are, owned directly or indirectly by MIT Holdings, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests), except for restrictions imposed by applicable securities laws.  As of the date of this Agreement, neither MIT Holdings nor Acquisition Corp. directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than, with respect to MIT Holdings, Acquisition Corp.) that is or would reasonably be expected to be material to MIT Holdings and Acquisition Corp. taken as a whole.

(c)          As of the date of this Agreement, the authorized capital stock of MIT Holdings consisted of: (i) 1,000 shares of MIT Holdings Common Stock, of which 1,000 shares were issued and outstanding; and (ii) no shares of preferred stock.

(d)         MIT Holdings has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of MIT Holdings and no other corporate proceedings on the part of MIT Holdings are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby.  This Agreement has been duly executed and delivered by MIT Holdings and Acquisition Corp. and constitutes a valid and binding agreement of MIT Holdings and Acquisition Corp., enforceable against MIT Holdings and Acquisition Corp. in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

ARTICLE IV.

Covenants

Section 4.1             Business Pending Consummation of the Merger.  From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of MIT Holdings, not to be unreasonably withheld, MIT will not, and will cause each of its subsidiaries not to, conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself the goodwill of the customers of MIT and its subsidiaries and others with whom business relations exist.

Section 4.2             Registration Statement.  MIT Holdings shall use its reasonable best efforts to prepare and file with the Securities and Exchange Commission and cause to become effective as soon as possible thereafter a registration statement (the “Registration Statement”) on Form S-11 which registers under the Securities Act the issuance and sale of the MIT Holdings Common Stock to be issued in connection with the IPO.

ARTICLE V.

Conditions

Section 5.1             Conditions Precedent.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver of each of the following conditions:

(a)          A valuation of MIT of not less than $87.5 million for purposes of the Merger; and

(b)         The IPO shall result in MIT Holdings receiving gross proceeds, before deducting underwriting discounts and commissions, of not less than $175.0 million.

ARTICLE VI.

Termination and Amendment

Section 6.1             Termination.  This Agreement may be terminated at any time prior to the Effective Time by the mutual consent of the parties or by either party if the Merger shall not have been consummated prior to June 30, 2004; provided, however, that this Agreement shall automatically terminate upon termination, withdrawal or abandonment of the IPO. In the event of such termination, this Agreement shall become null and void and have no effect, without any liability or obligation on the part of MIT, Acquisition Corp. or MIT Holdings by reason of this Agreement.

Section 6.2             Amendment.  This Agreement may be amended, modified or supplemented at any time; provided, however, that after the initial filing of the Registration Statement with the Securities and Exchange Commission, there shall be made no amendment that (i) alters or changes the amount or kind of shares to be received by holders of shares of MIT Capital Stock in the Merger; (ii) alters or changes any term of the certificate of incorporation of the Surviving Corporation, except for alterations or changes that could otherwise be adopted by the directors of the Surviving Corporation; or (iii) alters or changes any other terms and conditions of this Agreement if any of the alterations or changes, alone or in the aggregate, would materially adversely affect the holders of shares of MIT Capital Stock.  This Agreement may only be amended by an instrument in writing signed on behalf of each of the parties to this Agreement.

ARTICLE VII.

General Provisions

Section 7.1             Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts to be made and performed entirely therein without giving effect to the principles of conflicts of law thereof or of any other jurisdiction.

Section 7.2              Entire Agreement.  This Agreement (including the documents and the instruments referred to herein), together with all schedules, appendices, certificates, instruments and agreements delivered pursuant hereto constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 7.3             Headings.  Headings of the articles and sections of this Agreement, the table of contents are for convenience of the parties only, and shall be given no substantive or interpretative effect whatsoever.

Section 7.4             Counterparts.  This Agreement may be executed in multiple counterparts, all of which shall together be considered one and the same agreement.

Section 7.5             Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective permitted successors and assigns.

Section 7.6              Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 7.7              Third-Party Beneficiaries.  Nothing in the Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 7.8             Alternative Structure.  Notwithstanding anything to the contrary contained in this Agreement, subject to MIT’s consent, which consent shall not be unreasonably withheld, prior to the Effective Time, MIT Holdings shall be entitled to revise the structure of the Merger and related transactions provided that each of the transactions comprising such revised structure shall (i) fully qualify as, or fully be treated as part of, one or more tax-free reorganizations within the meaning of Section 368(a) of the Code, and not subject any of the holders of shares of MIT Capital Stock to adverse tax consequences (other than such consequences for receiving cash in lieu of fractional shares or otherwise receiving cash pursuant to Article II) or change the amount of consideration to be received by such stockholders, (ii) be capable of consummation in as timely a manner as the structure contemplated herein and (iii) not otherwise be prejudicial to the interests of the holders of shares of MIT Capital Stock.  This Agreement and any related documents shall be appropriately amended in order to reflect any such revised structure.

Section 7.9             All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, fees and expenses of accountants and counsel for MIT and MIT Holdings shall be paid by MIT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

MORTGAGEIT, INC.

By:	/s/ DOUG W. NAIDUS
Name: Doug W. Naidus
Title: Chief Executive Officer

MORTGAGEIT HOLDINGS, INC.

By:	/s/ DOUG W. NAIDUS
Name: Doug W. Naidus
Title: President

ANNEX A

FORM

OF

MORTGAGEIT IRREVOCABLE VOTING AGREEMENT

THIS MORTGAGEIT IRREVOCABLE VOTING AGREEMENT (this “Agreement”) is made and entered into as of March    , 2004, by and between MortgageIT Holdings, Inc., a Maryland corporation (“MIT Holdings”), and the undersigned stockholder (“MIT Stockholder”) of MortgageIT, Inc., a New York corporation (“MIT”).

THE PARTIES TO THIS AGREEMENT enter into this Agreement on the basis of the following facts, intentions and understandings:

A.            As of the date hereof, the MIT Stockholder has full title to and is entitled to dispose of (or to direct the disposition of) and/or vote (or to direct the voting of) the number of shares of Class A common stock, par value $0.01 per share, of MIT (“MIT Common Stock”) and/or the applicable series of convertible preferred stock of MIT (all series collectively, the “MIT Preferred Stock,” and together with the MIT Common Stock, “MIT Voting Stock”), set forth opposite such MIT Stockholder’s name on Schedule I attached hereto (such shares of MIT Voting Stock are collectively referred to herein as the “Subject Shares”).

B.            The parties hereto acknowledge that as of the date hereof: (i) MIT’s Board of Directors has approved, and deems it advisable and in the best interest of its stockholders to consummate, the merger of Acquisition Corp. (as defined below) with and into MIT upon the terms and subject to the conditions set forth in that certain Agreement and Plan of Reorganization, dated as of March __, 2004 by and among MIT, MIT Acquisition Corp., a New York corporation and a wholly owned subsidiary of MIT Holdings (“Acquisition Corp.”), and MIT Holdings (as the same may be amended from time to time, the “Reorganization Agreement;” capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Reorganization Agreement); and (ii) in furtherance of the acquisition by MIT Holdings of MIT, the respective boards of directors of MIT Holdings, MIT, and Acquisition Corp. have each approved the Reorganization Agreement and the merger of Acquisition Corp. with and into MIT, with MIT being the surviving corporation in such merger (the “Merger”), and MIT Holdings, as the sole stockholder of Acquisition Corp., has approved the Merger (the transactions contemplated by the Reorganization Agreement shall be hereinafter referred to as the “Transactions”).

C.            The MIT Stockholder in order to induce MIT Holdings to enter into the Reorganization Agreement and consummate the Merger and the Transactions, and in consideration therefor, has agreed to enter into this Agreement.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, the parties agree as follows:

ARTICLE I

Transfer and Voting of Subject Shares

Section 1.1             Transfer of Subject Shares.

(a)           From the date hereof through and including the Effective Time, the MIT Stockholder shall not, directly or indirectly, (i) transfer (which term shall include, without limitation, any sale, gift, pledge, encumbrance or other disposition), or consent to any transfer of, any or all of the Subject Shares or any interest therein or any voting power in relation thereto, (ii) deposit the Subject Shares or any interest therein into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy, power of attorney or other authorization in or with respect thereto, or (iii) enter into any contract, option or other agreement or understanding with respect to any such transfer of any or all of the Subject Shares or any interest therein or any voting power in relation thereto.

(b)           The MIT Stockholder hereby agrees that he, she or it shall not sell, contract or agree to sell, transfer, hypothecate, pledge, make any short sale of, grant any option for the purchase of, grant any call right for the sale of or enter into any hedging or similar transaction with the same economic effect as a sale, of any MIT Holdings Common Stock issued to such stockholder pursuant to the Reorganization Agreement for a period specified by the representatives of the underwriters of an IPO, which shall not exceed one hundred eighty (180) days following the effective date of a registration statement of MIT Holdings filed under the Securities Act in connection with an IPO.  Notwithstanding the foregoing, if the MIT Stockholder is a corporation, the corporation may transfer the subject shares of MIT Holdings Common Stock to any affiliate of such corporation, provided, however, that in such case, it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding the subject shares of MIT Holdings Common Stock subject to the provisions of this Agreement.

The MIT Stockholder agrees to execute and deliver such other agreements as may be reasonably requested by MIT Holdings or the underwriters of an IPO which are consistent with the foregoing or which are necessary to give further effect thereto.  In addition, if requested by MIT Holdings or the representatives of the underwriters, the MIT Stockholder shall provide, within ten (10) days of such request, such information as may be required by MIT Holdings or such representatives in connection with the completion of an IPO pursuant to a registration statement filed under the Securities Act.  MIT Holdings may impose stop-transfer instructions with respect to the shares of MIT Holdings Common Stock subject to the foregoing restriction until the end of said one hundred eighty (180) period.

Section 1.2             Consent to the Merger; Waiver of Dissenters Rights.

(a)           The MIT Stockholder hereby irrevocably approves and consents to the Merger, the Transactions and the Reorganization Agreement.  Such approval is intended to and hereby does constitute written consent in lieu of a meeting pursuant to Article 4.VII of the MIT Restated Certificate of Incorporation and Section 615 of the New York Business Corporation Law.  The MIT Stockholder hereby authorizes the officers of MIT, and each acting alone, to do and perform any and all such acts, including execution of any and all documents and certificates, as said officers shall deem necessary or advisable, to carry out the purposes of the Reorganization Agreement.  The MIT Stockholder hereby ratifies, confirms and approves as the acts and deeds of MIT any actions taken by such officers prior to the date of this Agreement that are within the authority conferred by the Reorganization Agreement.

(b)           The MIT Stockholder understands that under Section 623 of the New York Business Corporation Law, the consent of the MIT Stockholder to the Merger contained in this Section 1.2 shall operate as a waiver of any right the MIT Stockholder may have to receive a cash payment for the Subject Shares and the MIT Stockholder irrevocably waives any such right to receive a cash payment for the Subject Shares and agrees not to seek to enforce any such right.  Notwithstanding anything in this Section 1.2(b) to the contrary, MIT Stockholder does not waive and is entitled to receive a cash payment in lieu of fractional shares as set forth in the Reorganization Agreement.

Section 1.3             Agreement to Vote the Subject Shares.  The MIT Stockholder shall, at each and every meeting of the stockholders of MIT called with respect to any of the following, and at any adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of MIT with respect to any of the following, and in any other circumstances upon which a vote, consent or other approval with respect to any of the following is sought, solely in its capacity as a stockholder of MIT, take each and every action and accomplish each and every formality as is necessary to participate in the meetings (if applicable) and vote (or cause to be voted) all of the Subject Shares and each interest therein:

(a)           in favor of, upon the request of MIT or MIT Holdings, any actions required in furtherance of the Merger, the Reorganization Agreement and the Transactions, including, without limitation, any proposal to permit MIT to adjourn such meeting (an “Adjournment Proposal”);

(b)           against any proposal to make an election pursuant to Section IV.C.2(c)(i), Section IV.E.2(c)(i) and/or Section IV.F.2(c)(i) of the MIT Restated Certificate of Incorporation to deem the Merger or the Transactions a Liquidation, Corporate Transaction, or Triggering Event (as such terms are defined in the MIT Restated Certificate of Incorporation);

(c)           against the following actions (other than the Merger, the Transactions or other actions contemplated in paragraphs (a) and (b) above), to the extent that such actions require the MIT Stockholder’s approval or in relation to which such approval is sought: (i) a reorganization, recapitalization, dissolution or liquidation of MIT; and (ii) (A) any change in the present capitalization of MIT or any amendment of the MIT Restated Certificate of Incorporation or similar governing document of MIT, (B) any other change in the corporate structure or business of MIT, or (C) any other action which, in the case of each of the matters referred to in clauses (A) and (B) above, is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Merger, the Transactions or the other transactions contemplated by this Agreement (the actions described in clauses (i) and (ii) above shall be referred to herein, individually, as an “Alternative Proposal”); and

(d)           in favor of each other matter relating to, and in favor of, the consummation of the Transactions.

Section 1.4    Prior Proxies.

(a)           The MIT Stockholder represents that any proxies heretofore given in respect of the Subject Shares are revocable, and that any such proxies are hereby revoked or will be revoked by appropriate notice (or other instrument) prior to or concurrently with the execution and delivery of this Agreement.

(b)           The MIT Stockholder recognizes that the Merger will be of benefit to the MIT Stockholder and acknowledges that MIT and MIT Holdings are incurring costs and expenses in reliance on the representations, warranties and covenants of the MIT Stockholder set forth in this Agreement.

Section 1.5             Stockholder Representations Certificate.  The MIT Stockholder acknowledges receipt of a copy of the Stockholder Representations Certificate, attached hereto as Exhibit A, and that such stockholder has read and thoroughly understands the Stockholder Representations Certificate.  The MIT Stockholder understands that the Stockholder Representations Certificate will be used by MIT Holdings to determine the MIT Stockholder’s status as an “accredited investor” as defined in the rules under the Securities Act.  If the MIT Stockholder is an “accredited investor,” he, she or it is delivering to MIT Holdings along with this Agreement a signed and dated Stockholder Representations Certificate.

ARTICLE II

Representations and Warranties
of MIT Stockholder

The MIT Stockholder hereby represents and warrants to MIT Holdings as follows:

Section 2.1             Ownership of Subject Shares.    On the date hereof, the MIT Stockholder owns, directly or indirectly, and has the power to direct the voting of, the Subject Shares set forth next to the MIT Stockholder’s name set forth on Schedule I attached hereto. On the date hereof, the Subject Shares constitute all of the shares of MIT Voting Stock of MIT owned of record or otherwise by the MIT Stockholder or as to which such MIT Stockholder has the power to direct the voting of such shares. The MIT Stockholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Article I hereof, sole power of disposition, sole power of conversion, sole power (if any) to demand or waive appraisal or rescission rights, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the MIT Stockholder’s Subject Shares, with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws, the terms of the Shareholders’ Agreement and the terms of this Agreement.  On the date hereof and at the Effective Time, the MIT Stockholder owns or will own, directly or indirectly, and will have the power to direct the voting of, at least the number of Subject Shares indicated on Schedule I attached hereto.

Section 2.2             Power; Binding Agreement.  The MIT Stockholder has all requisite powers and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by the MIT Stockholder shall not violate any agreement to which the MIT Stockholder is a party, including, without limitation, any voting agreement, proxy arrangement, pledge agreement, stockholders agreement, voting trust or trust agreement. This Agreement has been duly and validly executed and delivered by the MIT Stockholder, and constitutes a legally valid and binding obligation of the MIT Stockholder, enforceable against the MIT Stockholder in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally, or (b) general principles of equity relating to enforceability, whether considered in a proceeding at law or in equity. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which the MIT Stockholder is a trustee whose consent is required for the execution and delivery of this Agreement or the compliance by the MIT Stockholder with the terms hereof. If the MIT Stockholder is a natural person and is married, and the Subject Shares constitute community property or the MIT Stockholder otherwise needs spousal or other similar approval for this Agreement to be legal, valid and binding, this Agreement will be duly authorized, executed and delivered by the MIT Stockholder’s spouse (“Spouse”) and shall constitute a valid and binding agreement of Spouse as of the date first set forth above, enforceable against such Spouse in accordance with its terms.

Section 2.3             No Conflicts.  Neither the execution and delivery of this Agreement by the MIT Stockholder nor the compliance by the MIT Stockholder with any of the provisions hereof shall (a) conflict with or violate any agreement, law, rule, regulation, order, judgment or decision or other instrument binding upon the MIT Stockholder or any of the MIT Stockholder’s properties or assets, nor require any consent, notification, regulatory filing or approval which has not been obtained, (b) result in any violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give to any third party a right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the MIT Stockholder is a party or by which the MIT Stockholder or any of its properties or assets may be bound or affected, or (c) if the MIT Stockholder is other than a natural person, conflict with, or result in any breach of, any organizational documents applicable to the MIT Stockholder.

Section 2.4             No Liens.  Except as established hereby, the Subject Shares (with the exception of the Subject Shares which are not owned by the MIT Stockholder, but for which the MIT Stockholder exercises the relevant voting power) are now and, at all times during the term hereof will be, held by the MIT Stockholder, or by a nominee or custodian for the benefit of the MIT Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever.

Section 2.5             No Solicitation.  The MIT Stockholder hereby agrees, in the MIT Stockholder’s capacity as a stockholder of MIT, that neither the MIT Stockholder nor any of the MIT Stockholder’s affiliates or subsidiaries, if applicable, shall (and the MIT Stockholder shall cause the MIT Stockholder’s officers, directors, employees, investment bankers, consultants, attorneys, accountants, agents, advisors and representatives, if applicable, not to), directly or indirectly, take any action to solicit, initiate, encourage, facilitate, participate in or initiate discussions or negotiations with, or provide any information to, any person (other than MIT Holdings or any of its affiliates or representatives) concerning any Alternative Proposal.

Section 2.6             Accuracy of Representations.  The representations and warranties contained in this Agreement are accurate in all respects as of the date of this Agreement and will be accurate in all respects at all times until termination of this Agreement.

ARTICLE III

Covenants

Section 3.1             Further Assurances.  From time to time and without any additional consideration, upon the request of MIT Holdings, the MIT Stockholder shall execute and deliver to MIT Holdings such additional documents with respect to the Subject Shares as MIT Holdings may reasonably request in connection with the MIT Stockholder’s obligations under this Agreement.

Section 3.2             No Inconsistent Actions.  The MIT Stockholder shall not, and, if the MIT Stockholder is not a natural person, nor shall it permit any of its directors, officers, partners, employees or agents or any investment banker, attorney or other adviser or representative of the MIT Stockholder to, directly or indirectly, take any action that would in any way restrict, limit or interfere with the performance of the MIT Stockholder’s obligations hereunder or the transactions contemplated hereby or by the Reorganization Agreement, including, without limitation, the Transactions, or which shall cause any of the representations set forth in Article II of this Agreement to become untrue.

Section 3.3             Reasonable Efforts. Subject to the terms and conditions of this Agreement, MIT Holdings agrees to use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE IV

Termination

Other than Article V and Section 1.1(b) hereof (which shall survive in any event), this Agreement and the representations, warranties, covenants and agreements contained herein or granted pursuant hereto shall terminate solely upon the earlier to occur of (i) the termination of the Reorganization Agreement in accordance with Article VI thereof, and (ii) the consummation of the Merger, in either of which event, the termination shall be automatic. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby or by the Reorganization Agreement on the part of any party hereto or, if the MIT Stockholder is not a natural person, any of its directors, officers, partners, stockholders, employees, agents, advisors, representatives or affiliates; provided, however, that nothing herein shall relieve any party from any liability for such party’s willful breach of this Agreement; and provided further, that nothing herein shall limit, restrict, impair, amend or otherwise modify the rights, remedies, obligations or liabilities of any person under any other contract or agreement, including without limitation, the Reorganization Agreement.

ARTICLE V

Miscellaneous

Section 5.1             Specific Performance.  Each party hereto recognizes and agrees that, if for any reason any of the provisions of this Agreement are not performed by the other parties in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused to the non-breaching parties for which monetary damages would not be an adequate remedy. Accordingly, the parties agree that, in addition to any other available remedies, the non-breaching parties shall be entitled to an injunction restraining any violation or threatened violation of the provisions of this Agreement without the necessity of the non-breaching parties posting a bond or other form of security. In the event that any action should be brought in equity to enforce the provisions of this Agreement, the breaching party will not allege, and the breaching party hereby waives the defense, that there is an adequate remedy at law.

Section 5.2             Severability.   Any term or provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction by any rule or law or public policy shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without rendering invalid, illegal or unenforceable the remaining terms and provisions of this Agreement or affecting the validity, legality or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. Without limiting the foregoing, upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 5.3             Entire Agreement; Amendments.  This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be amended except by an instrument in writing signed by each of the parties against whom such amendment is sought to be enforced.

Section 5.4             Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by either of the parties without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.5             Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.6             Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by express courier (providing proof of delivery) or communicated by confirmed facsimile to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)           if to the MIT Stockholder, to the addresses set forth next to the MIT Stockholder’s name on Schedule II attached hereto,

and

(b)           if to MIT Holdings, to:

MortgageIT Holdings, Inc.

33 Maiden Lane

New York, New York 10038

Facsimile:    (202) 363-5952

Attention:    President

with a copy to:

Patton Boggs LLP
2550 M Street, N.W.
Washington, DC  20037
Facsimile:       202-457-6315
Attention:      Norman Antin, Esq.
                        Jeffrey Haas, Esq.

Section 5.7             Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to this Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

(b)           Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any party hereto or its successors and assigns may be brought and determined in the state courts located in New York County, New York or in the United States District Court for the Southern District of New York, in each case having subject matter jurisdiction, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Nothing herein shall in any way be deemed to limit the ability of MIT Holdings to serve any writs, process or summons in any other manner permitted by applicable law or order or to obtain jurisdiction over the MIT Stockholder in such other jurisdictions and in such manner as may be permitted by applicable law or order. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense or counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve process in accordance with this Section 5.7, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable law or order, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Notwithstanding anything contained herein to the contrary, MIT Holdings understands and agrees that this Section 5.7 is not intended to and shall not be deemed to be a consent by the MIT Stockholder to jurisdiction for any purpose other than the limited purpose of enforcing this Agreement in accordance with its terms.

(c)           EACH PARTY TO THIS AGREEMENT WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 5.8             Counterparts; Effectiveness.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 5.9             Directors’ Fiduciary Duties.  The MIT Stockholder signs solely in his, her or its capacity as the party entitled to dispose of or vote the Subject Shares. Notwithstanding anything herein to the contrary, nothing set forth herein shall in any way restrict any director, officer or employee in the exercise of his or her fiduciary or other duties as a director, officer or employee of MIT, provided the foregoing does not allow the MIT Stockholder to breach this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first written above.

MORTGAGEIT HOLDINGS, INC.

By:
Name:	Doug W. Naidus
Its:	President

MORTGAGEIT STOCKHOLDER

Name:

SPOUSE

I hereby agree to be bound by the terms herein as to any interest, whether as community property or otherwise, that I may have in the Subject Shares.

Name:

Schedule I

Shareholdings of MIT Stockholders

Shares held of
Name of Stockholder	Class A Common Stock	Series A Preferred Stock	Series B Preferred Stock	Series C Preferred Stock

Schedule II

Names and Addresses of Stockholders

STOCKHOLDER REPRESENTATIONS CERTIFICATE

The undersigned Stockholder (“Stockholder”) hereby makes the following representations to MortgageIT, Inc., a New York corporation (“MIT”) and MortgageIT Holdings, Inc., a Maryland corporation (“MIT Holdings”) in connection with the Agreement and Plan of Reorganization, dated as of March __, 2004 by and among MIT, MIT Acquisition Corp., a New York corporation and wholly owned subsidiary of MIT Holdings (“Acquisition Corp.”) and MIT Holdings (the “Reorganization Agreement”).  Pursuant to the terms of the Reorganization Agreement, Acquisition Corp. would be merged with and into MIT (the “Merger”) with MIT as the surviving corporation.  Upon completion of the Merger, each of the Stockholder’s shares of MIT capital stock held by the stockholder would be exchanged (the “Exchange”) for either cash or shares of the common stock of MIT Holdings (the “Securities”) pursuant to the terms set forth in the Reorganization Agreement.

Stockholder hereby represents and warrants that:

1.                                       Stockholder is an “accredited investor” as defined in Securities and Exchange Commission (“SEC”) Rule 501(a) under the Securities Act of 1933, as amended (the “Securities Act”). Stockholder has such knowledge and experience in financial and business matters that Stockholder is capable of evaluating the merits and risks of the acquisition of the Securities and, by reason of Stockholder’s financial and business experience (either alone or together with any Stockholder representative), Stockholder has the capacity to protect Stockholder’s interest in connection with the acquisition of the Securities. Stockholder is financially able to bear the economic risk of the investment, including the total loss thereof. If Stockholder is a corporation, partnership, trust or other entity, Stockholder was not organized for the specific purpose of acquiring the Securities.  Stockholder acknowledges and agrees that, as an accredited investor, he, she or it will only be entitled to receive shares of common stock of MIT Holdings in exchange for his, her or its shares of stock of MIT in connection with the Merger.

2.                                       Stockholder further represents that Stockholder has had an opportunity to ask questions and receive answers from MIT, MIT Holdings and their officers and employees regarding the terms of the Exchange, the Merger and the Reorganization Agreement, and regarding the business, financial affairs and other aspects of MIT and MIT Holdings and has further had the opportunity to obtain any information (to the extent MIT and MIT Holdings possess or can acquire such information without unreasonable effort or expense) which Stockholder deems necessary to evaluate the Exchange, the Merger and MIT Holdings and to verify the accuracy of information otherwise provided to Stockholder.

3.                                       Stockholder acknowledges that the Securities have not been registered under the Securities Act, or qualified under applicable blue sky laws in reliance, in part, on the representations and warranties herein. Such Securities are being acquired by Stockholder for investment purposes for Stockholder’s own account only and not for sale or with a view to distribution of all or any part of such Securities. No other person will have any direct or indirect beneficial interest in the Securities.

4.                                       Stockholder understands that the Securities are “restricted securities” under the federal securities laws in that such securities will be acquired from MIT Holdings in a transaction not involving a public offering, and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances and that otherwise such securities must be held indefinitely. In this connection, Stockholder represents that Stockholder understands the resale limitations imposed by the Securities Act, Section 1.1(b) of the Voting Agreement, dated March __, 2004, between MIT Holdings and Stockholder (the “Voting Agreement”), and is familiar with SEC Rule 144, as presently in effect, and the conditions which must be met in order for that Rule to be available for resale of “restricted securities.”

5.                                       Without in any way limiting the representations set forth above and in addition to the restrictions contained in Section 1.1 of the Voting Agreement, Stockholder further agrees not to make any disposition of all or any portion of the Securities purchased hereunder unless and until:

(a)   There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement and any applicable requirements of state securities laws; or

(b)   (i) Stockholder shall have notified MIT Holdings of the proposed disposition and shall have furnished MIT Holdings with a detailed statement of the circumstances surrounding the proposed disposition, and (ii) if reasonably requested by MIT Holdings, Stockholder shall have furnished MIT Holdings with a written opinion of counsel, reasonably satisfactory to MIT Holdings, that such disposition will not require registration of any securities under the Securities Act or the consent of or a permit from appropriate authorities under any applicable state securities law. Stockholder understands that MIT Holdings will not require opinions of counsel for transactions made pursuant to SEC Rule 144.

(c)   In the case of any disposition of any of the Securities pursuant to SEC Rule 144, in addition to the matters set forth in paragraph 5(b) above, Stockholder shall promptly forward to MIT Holdings a copy of any Form 144 filed with the SEC with respect to such disposition and a letter from the executing broker satisfactory to MIT Holdings evidencing compliance with SEC Rule 144. If SEC Rule 144 is amended or if the SEC’s interpretations thereof in effect at the time of any such disposition by Stockholder have changed from its present interpretations thereof, Stockholder shall provide MIT Holdings with such additional documents as it may reasonably require.

6. Stockholder understands that the certificates evidencing the Securities may bear one or all of the following legends:

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.”

Executed this               day of                      , 2004

By
(Signature)
Typed Name:
Title:

ANNEX B

[Form of]

AMENDMENT NO. 3

TO

MORTGAGEIT, INC.

SECOND AMENDED AND RESTATED SHAREHOLDERS’ AGREEMENT

                THIS THIRD AMENDMENT TO THE SECOND AMENDED AND RESTATED SHAREHOLDERS AGREEMENT (this “Amendment”), dated as of March ____, 2004, is entered into by and among (i) MortgageIT, Inc. (f/k/a MIT DOT COM, INC.), a New York corporation (the “Company”), (ii) the holders of the Series A Shares listed on the signature pages hereto (collectively, the “Series A Shareholders,” and each individually a “Series A Shareholder”), (iii) the holders of the Series B Shares listed on the signature pages hereto (collectively, the “Series B Shareholders,” and each individually a “Series B Shareholder”), (iv) the holders of the Series C Shares listed on the signature pages hereto (collectively, the “Series C Shareholders,” and each individually a “Series C Shareholder”), and (v) those other shareholders of the Company (the “Management Shareholders”) listed on the signature pages hereto.  The Series A Shareholders, the Series B Shareholders, the Series C Shareholders and the Management Shareholders may be collectively referred to herein as the “Shareholders.”

RECITALS

                WHEREAS, the Company and the Shareholders entered into that certain Second Amended and Restated Shareholders’ Agreement, dated June 7, 2001, as amended October 17, 2001 and October 27, 2003 (the “Shareholders’ Agreement”);

                WHEREAS,  the Company has entered into an Agreement and Plan of Reorganization, dated as of the date hereof (the “Reorganization Agreement”), by and among the Company, MortgageIT Holdings, Inc., a Maryland corporation and MIT Acquisition Corp., a New York corporation and wholly owned subsidiary of MortgageIT Holdings, Inc., pursuant to which MIT Acquisition Corp. will be merged with and into the Company with the Company as the surviving entity (the “Merger”) and the holders of shares of the Company’s capital stock shall receive either cash or shares of common stock of MortgageIT Holdings, Inc.;

                WHEREAS, the Company and the Shareholders (representing not less than 66.667% of each of the Series A Shares, the Series B Shares and the Series C Shares issued and outstanding as of the date of this Amendment) desire to make certain further amendments to the Shareholders’ Agreement to facilitate the Merger, the Reorganization Agreement and the transactions contemplated therein, and the Company and the Shareholders are willing to do so upon the terms and conditions set forth herein.

                NOW, THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                1.             Definitions.  All capitalized terms used herein but not otherwise defined in this Amendment shall have the meanings ascribed to them in the Shareholders’ Agreement.  Unless otherwise specified, all section references herein refer to sections of the Shareholders’ Agreement.

                2.             Amendment to Section 1.6.  Effective as of the date hereof, Section 1.6 of the Shareholders’ Agreement is amended in its entirety to read as follows:

“Section 1.6           Restrictions on Other Agreements.

(a)           No Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to the Series A Shares, Series B Shares, Series C Shares or Common Stock, nor shall the Company or any Shareholder enter into any agreement or arrangement of any kind with any person with respect to the Series A Shares, Series B Shares, Series C Shares, or Common Stock, on terms inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Common Stock that are not parties to this Agreement), including but not limited to, any agreement or arrangement with respect to the acquisition, disposition or voting of Series A Shares, Series B Shares, Series C Shares, or Common Stock.  The Management Shareholders, the Series A Shareholders, the Series B Shareholders, the Series C Shareholders and the Company hereby represent and warrant that they are not currently parties to any agreement or other arrangement prohibited by the foregoing provisions of this Section 1.6(a).

(b)           Notwithstanding the restrictions described in Section 1.6(a) above, the Shareholders shall be permitted to grant any proxy or consent or enter into or agree to be bound by any voting trust, voting agreement or similar agreement or arrangement with respect to any and all of their Series A Shares, Series B Shares, Series C Shares or Common Stock as such proxy or consent or voting trust or voting agreement may be offered to or requested of such Shareholders, or take any other action, in connection with the Merger or the Reorganization Agreement.  In addition, any action taken by the Shareholders or the Company prior to March __, 2004 in connection with the Merger or the Reorganization Agreement or the transactions contemplated thereby shall not be deemed to have contravened the restrictions set forth in Section 1.6(a).”

                3.             Amendment to Article III.  Effective as of the date hereof, Article III of the Shareholders’ Agreement is hereby amended to renumber Section 3.8 as Section 3.9 and add a new Section 3.8 to read as follows:

“Section 3.8           Exempt Transfers.  The provisions of this Article III shall not apply to Transfers of Series A Shares, Series B Shares, Series C Shares or Common Stock, or any other action, in connection with the Merger and the Reorganization Agreement.  In addition, any action taken, or failed to be taken, by the Shareholders or the Company prior to March __, 2004 in connection with the Merger or the Reorganization Agreement or the transactions contemplated thereby shall not be deemed to have breached the provisions of Article III.”

4.             Amendment to Article V.

4.1           New Section 5.11.  Effective as of the date hereof, Article V of the Shareholders’ Agreement is hereby amended to renumber Section 5.11 as Section 5.12 and add a new Section 5.11 to read as follows:

“Section 5.11  Termination of Entire Agreement.  Notwithstanding the provisions of Sections 1.7, 2.3, 3.9 or 4.8 of this Agreement, all of the terms, conditions and covenants of Articles I - IV of this Agreement shall automatically terminate and shall be of no further force or effect as to any party hereto upon the Effective Time (as such term is defined in the Reorganization Agreement) of the Merger.”

4.2           Amendment to New Section 5.12.  Effective as of the date hereof, newly renumbered Section 5.12 of the Shareholders’ Agreement is amended to add the following definitions:

"'Merger' means the merger of MIT Acquisition Corp. with and into the Company, with the Company as the surviving corporation, pursuant to the terms of the Reorganization Agreement.

'Reorganization Agreement' means the Agreement and Plan of Reorganization by and among the Company, MortgageIT Holdings, Inc., a Maryland corporation and MIT Acquisition Corp., a New York corporation and wholly owned subsidiary of MortgageIT Holdings, Inc., dated as of March ___, 2004.”

                5.             Ratifications, Representations and Warranties.

                5.1           The terms and provisions set forth in this Amendment shall modify and supersede all inconsistent terms and provisions set forth in the Shareholders’ Agreement, and, except as expressly modified and superseded by this Amendment, the terms and provisions of the Shareholders’ Agreement are ratified and confirmed and shall continue in full force and effect.

The Company and the Shareholders agree that the Shareholders’ Agreement, as amended hereby, shall continue to be legal, valid, binding and enforceable in accordance with its terms.

                5.2           The Company and each Shareholder hereby represents and warrants that (a) the execution, delivery and performance of this Amendment and any and all other agreements executed and/or delivered in connection herewith (i) have been authorized by, if applicable, all requisite corporate action on the part of the Company and each Shareholder and (ii) will not violate (A) if applicable, the constitutive documents of the Company or any Shareholder or (B) the terms of any material agreement, contract or obligation by which the Company or any Shareholder is bound, and (b) the representations and warranties contained in the Shareholders’ Agreement, as amended hereby, are true and correct on and as of the date hereof as though made on and as of such date, except to the extent such representations and warranties, and any schedules thereto, relate solely to an earlier date, at which they were true, correct, and complete in all material respects on and as of such date.

                6.             Miscellaneous.

                6.1           Survival of Representations and Warranties.  All representations and warranties made in this Amendment and the Shareholders’ Agreement, including, without limitation, any document furnished in connection with this Amendment, shall survive the execution and delivery of this Amendment, and no investigation by the Shareholders or the Company or any closing shall affect the representations and warranties or the right of the Shareholders or the Company to rely upon them.

                6.2           Reference to Shareholders’ Agreement.  Each of the Shareholders’ Agreement, and any and all other agreements, documents or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Shareholders’ Agreement, as amended hereby, are hereby amended so that any reference in the Shareholders’ Agreement and such Other Agreements to the Shareholders’ Agreement shall mean a reference to the Shareholders’ Agreement as amended hereby.

                6.3           Severability.  Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment and the effect thereof shall be confined to the provision so held to be invalid or unenforceable.

                6.4           Successors and Assigns.  This Amendment will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

                6.5           Headings.  The headings of the sections and subsections of this Amendment are inserted for convenience only and do not constitute a part of this Amendment.

                6.6           Counterparts.  This Amendment may be executed in any number of counterparts, which shall collectively constitute one agreement.

                6.7          Law Governing.  THIS AMENDMENT SHALL BE DEEMED TO HAVE BEEN SUBSTANTIALLY NEGOTIATED AND MADE IN THE STATE OF NEW YORK AND SHALL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED AND PERFORMED THEREIN, WITHOUT GIVING EFFECT TO THE CHOICE–OF–LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION.

                6.8          Waiver; Modification.  NO PROVISION OF THIS AMENDMENT MAY BE WAIVED, CHANGED OR MODIFIED, OR THE DISCHARGE THEREOF ACKNOWLEDGED, ORALLY, BUT ONLY BY AN AGREEMENT IN WRITING SIGNED BY THE PARTY AGAINST WHOM THE ENFORCEMENT OF ANY WAIVER, CHANGE, MODIFICATION OR DISCHARGE IS SOUGHT.

                6.9          Final Agreement.  THE SHAREHOLDERS’ AGREEMENT, AS AMENDED HEREBY, REPRESENTS THE ENTIRE EXPRESSION OF THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF ON THE DATE THIS AMENDMENT IS EXECUTED.  THE SHAREHOLDERS’ AGREEMENT, AS AMENDED HEREBY, AND THE OTHER AGREEMENTS MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

ANNEX C

[Form of Supplement]

SUPPLEMENT, dated as of the _____ day of __________, 2004, (this “Supplement”), to the Agreement and Plan of Reorganization, dated as of the 22nd day of March, 2004 (the “Reorganization Agreement”), by and between MortgageIT, Inc. (“MIT”) and MortgageIT Holdings, Inc. (“MIT Holdings”).

WHEREAS, pursuant to Section 1.1 of the Reorganization Agreement, MIT and MIT Holdings have agreed to consummate the Merger (as defined in the Reorganization Agreement) by means of the merger of Acquisition Corp. with and into MIT;

NOW, THEREFORE, by its execution of this Supplement, as of the date hereof the undersigned (i) adopts and becomes a party to the Reorganization Agreement, (ii) confirms the representations and warranties in Section 3.2 thereof and (iii) represents and warrants to MIT that the authorized capital stock of Acquisition Corp. consists of 1,000 shares of common stock, of which 100 shares are issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights, and owned by MIT Holdings free and clear of all liens, claims, agreements, or encumbrances. There are no treasury shares and no outstanding subscriptions, conversion privileges, options, warrants, agreements, understandings or arrangements to which MIT Holdings or Acquisition Corp. is a party or by which either of them is bound relating to Acquisition Corp.’s authorized or issued capital stock, or pursuant to which Acquisition Corp. may be obligated to issue shares of capital stock.

IN WITNESS WHEREOF, this Supplement has been duly executed and delivered by the undersigned officer duly authorized thereunto as of the date first above written.

MIT ACQUISITION CORP.

By:
Name:
Title:

C-1